Exhibit 99.1

Guerrilla RF, Inc. Reports Third Quarter 2022 Financial Results and Corporate Update

GREENSBORO, NC—November 9, 2022—Guerrilla RF, Inc. (OTCQX: GUER) (the “Company”), an innovative fabless semiconductor company, today announced results for the third quarter 2022.

Guerrilla RF reported that its operating financial contribution margin and gross profit margin expanded during the third quarter 2022. The Company’s contribution margin during the quarter increased 600 basis points over the prior year period to 75.1%, and its gross profit margin increased 90 basis points over Q3 2021 to 57.2%.

Corporate Highlights:

●	The Company announced that average lead time between taking and fulfilling orders has declined to pre-COVID levels
●	Triad Business Journal names CEO Ryan Pratt as “2022 Power Player”
●	Eight new design wins confirmed with a strategic customer, which the Company anticipates will generate an aggregated peak volume of 30 million units per year
●	Surpassed the 150 million-unit milestone for RFIC/MMIC deployments, a 50% increase in lifetime shipments over the past 15 months
●	Introduced GRF5521, one of ten ¼ W linear power amplifiers designed for 5G/4G wireless infrastructure applications
●	Appointed Susan Barkal to Board of Directors, adding extensive quality, operational, and technical expertise
●	Shares began trading on OTCQX on July 28, 2022

Financial Highlights:

●	Operating margin improved consistent with management’s financial plans
●	Gross profit for the third quarter of fiscal 2022 was 57.2% of revenues as compared to 56.3% for the third quarter of fiscal 2021
●	Cash at the end of Q3 2022 was approximately $2.1 million

“While Guerrilla RF’s third quarter revenues were impacted by customer inventory over-hang, consistent with the semiconductor industry in general, we believe this issue has been resolved,” said Ryan Pratt, CEO, and founder of Guerrilla RF. “We expect that GUER’s sales in the fourth quarter will be in the range of $2.2 to $2.5 million, up double digits from the third quarter and also the year-ago period. This will be driven by the addition of new customers and new sales channels for our catalog of products. However, it is important to note that our priority continues to be in the areas of R&D and sales, as we continue to build our designs to meet the specific needs to suit each of our potential clients. Therefore, it is imperative that we continue to invest in areas that will drive future growth despite initial capital expenditures. We are continuing to execute on our business plan despite a relatively flat quarter, and expect to continue to grow with the added design wins and our continued aggressive business development activities.”

Financial Results for Three Months Ended September 30, 2022

Revenues increased slightly to $2.22 million for the three months ended September 30, 2022, as compared to $2.17 million for the three months ended September 30, 2021. The increase in revenues was attributable to an increase in royalty income while product revenue remained flat. Within product revenues, sales to our large automotive supplier customers were being impacted by macroeconomic conditions beyond our control.

Direct product costs remained relatively flat over the year-ago quarter. As a percentage of product sales, direct costs increased 0.3% to 47% over the same period.

Research and development expenses increased $1.0 million to $2.1 million for the three months ended September 30, 2022, compared to $1.1 million for the three months ended September 30, 2021. The increase was attributable to $0.4 million of staffing additions in our engineering department, $0.6 million of research lab and equipment depreciation, and engineering support and prototype expenses.

Sales and marketing expenses increased $0.5 million to $1.2 million for the three months ended September 30, 2022, compared to $0.7 million for the three months ended September 30, 2021. The increase year over year was driven by increases of $0.4 million in staffing costs and $0.1 million in various sales and marketing expenses including sales commissions, information technology support, and customer support.

General and administrative expenses of $1.3 million for the three months ended September 30, 2022, were up from $0.7 million in the year-ago period, primarily as a result of bringing the Company public and its associated costs. The Company does not anticipate further material increases to its G&A expenses in future periods.

Financial Results for the Nine Months Ended September 30, 2022

Total revenue increased 18.4% during the nine months ended September 30, 2022, as compared to the comparable period in 2021. Product revenue, which accounted for 92% of total revenue increased by 16.4% while royalty revenue, which accounted for 8% of total revenue increased by 49%. The strong growth in royalty revenue had a positive impact to our gross margins due to the overall revenue mix. The increase in revenues was driven by increased product sales to our repeat customers and our catalog products over a wider breadth of applications and customers. Sales to repeat customers grew approximately 24% from the prior year period and catalog products grew 29%. Increases in our overall number of product offerings and the number of customers we ship to contributed to increased sales. Increased sales during this nine-month period were driven by increased sales in the first half of 2022.

Direct product costs increased $0.7 million to $3.8 million for the nine months ended September 30, 2022, compared to $3.1 million for the nine months ended September 30, 2021. The 20% increase in direct product costs was primarily driven by a product sales volume increase of 16% (excluding royalty revenue). Direct product costs relative to sales increased due to increases in Operations and Quality staffing.

Research and development expenses increased $2.7 million to $5.9 million for the nine months ended September 30, 2022, compared to $3.2 million for the nine months ended September 30, 2021. The research and development expenses increase were attributable to $1.4 million of staffing additions in our engineering department, $0.2 million of research lab and equipment depreciation, and $1.1 million of engineering tools and support, as well as prototype expenses.

Sales and marketing expenses increased $1.5 million to $3.4 million for the nine months ended September 30, 2022, compared to $1.9 million for the nine months ended September 30, 2021. The increase year over year was driven by increases of $1.4 million in staffing costs, and $0.2 million in various sales and marketing expenses including sales commissions, information technology support, and customer support.

General and administrative expenses increased $2.4 million to $3.8 million for the nine months ended September 30, 2022, compared to $1.4 million for the nine months ended September 30, 2021. The increase was primarily related to increases in wages and benefits of $1.7 million, $0.5 million in directors and officers insurance, and $0.3 million in professional fees. The increase in wages, benefits, and professional fees was driven by headcount additions within our information technology and accounting departments, and expenses incurred to support our public company structure.

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Cash	$2,054,888	$5,313,985
Accounts receivable, net	913,859	1,667,006
Inventories, net	1,752,078	1,439,014
Prepaid expense	376,892	1,187,418
Total Current Assets	5,097,717	9,607,423

Operating lease right-of-use assets	218,340	-
Property, plant, and equipment, net	8,144,064	1,027,312
Total Assets	$13,460,121	$10,634,735

Liabilities and Stockholders' Equity
Short-term debt	$217,998	$5,117
Operating lease, current portion	121,584	-
Finance lease, current portion	1,103,105	118,420
Accounts payable and accrued expenses	2,561,611	1,186,443
Total Current Liabilities	4,004,298	1,309,980

Operating lease	98,460	-
Finance lease	3,332,488	264,347
Notes payable	4,541,892	144,783
Total Liabilities	11,977,138	1,719,110

Preferred stock, $.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2022 and December 31, 2021	$-	$-
Common stock, $.0001 par value, 300,000,000 shares authorized, 33,384,894 and 33,222,192 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	3,338	3,322
Additional paid-in-capital	24,801,627	23,958,705
Accumulated deficit	(23,321,982)	(15,046,402)
Total Stockholders' Equity	1,482,983	8,915,625
Total Liabilities and Stockholders' Equity	$13,460,121	$10,634,735

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product	$2,022,701	$2,025,338	$8,469,884	$7,274,723
Royalties	196,603	141,232	702,681	470,289
Total	2,219,304	2,166,570	9,172,565	7,745,012

Direct product costs	950,841	945,926	3,775,881	3,138,736

Gross Profit	1,268,463	1,220,644	5,396,684	4,606,276

Operating Expenses:
Research and development	2,097,276	1,060,691	5,916,216	3,184,329
Sales and marketing	1,192,286	657,311	3,447,564	1,883,032
General and administrative	1,325,383	678,853	3,828,763	1,361,808
Total Operating Expenses	4,614,945	2,396,855	13,192,543	6,429,169

Operating Loss	(3,346,482)	(1,176,211)	(7,795,859)	(1,822,893)

Interest expense	(303,368)	(160,130)	(431,442)	(469,783)
Other income (expenses)	(18,028)	833,300	(48,279)	1,369,100
Total other income (expenses), net	(321,396)	673,170	(479,721)	899,317
Net loss	$(3,667,878)	$(503,041)	$(8,275,580)	$(923,576)

Net loss per share	$(0.11)	$(0.07)	$(0.25)	$(0.14)

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high-performance microwave integrated circuits (MMICs) for wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, digital step attenuators (DSAs), and linear power amplifiers (PAs) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine’s annual “Inc. 5000” list. Guerrilla RF recently made the top “Inc. 500” list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect," “believe," “estimate," “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the company’s filings with the SEC, available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840